INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Abatix Environmental Corp.:

We consent to incorporation by reference in the registration statements on Form S-8 (No. 33-59078 and No. 33-63265) of Abatix Environmental Corp. of our report dated February 23, 1996, relating to the consolidated balance sheets of Abatix Environmental Corp. and subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1995, and the related schedule, which report appears in the December 31, 1995 annual report on Form 10-K of Abatix Environmental Corp. Our report refers to a change in method of accounting for income taxes in 1993.

                           	/s/KPMG PEAT MARWICK LLP

Dallas, Texas
March 13, 1996